                                   EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

       SUBSIDIARY                                STATE/COUNTRY OF INCORPORATION
       ----------                                -------------------------------

(1)    Bacou USA Safety, Inc.                    Delaware

(2)    Uvex Safety Manufacturing, Inc.           Delaware

(3)    Titmus Optical, Inc.                      Delaware

(4)    Bacou USA Finance, Inc.                   Minnesota

(5)    Bacou Foreign Sales Corporation           U.S. Virgin Islands

(6)    Howard Leight de Mexico S.A. De C.V.      Tijuana, Baja California

(7)    Howard Leight (Europe), Ltd.              London, England
